Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jerry W. Nix, Executive Vice President — Finance
(770) 612-2048

GENUINE PARTS COMPANY
REPORTS RESULTS FOR 2003
AND ANNOUNCES 48th CONSECUTIVE YEAR
INCREASE IN DIVIDENDS

Atlanta, Georgia, February 17, 2004 — Genuine Parts Company (NYSE: GPC) completed its 76th year of operations and reports sales and earnings for the year ended December 31, 2003.

Sales in 2003 were $8.4 billion, up 2.3% compared to the previous year. Net income for the year, before the cumulative effect of changes in accounting principles related to cash consideration from vendors and goodwill as discussed below, was $354 million, compared to $368 million, for the same period in the prior year, a decrease of 4%. Diluted earnings per share, excluding the cumulative effect adjustments, were $2.03 versus $2.10 per share in 2002, a decrease of 3%. After accounting changes recorded in the first quarter of 2003 and 2002 as discussed below, net income was $334 million, or $1.91 diluted income per share, compared to a net loss of $27.6 million, or $.16 diluted loss per share in 2002.

Larry Prince, Chairman of the Board of Directors, stated, “Total sales for 2003 reached a new record level for us, exceeding our previous high set in the year 2000. We are disappointed that earnings before the cumulative effect adjustments were not on the plus side, given our sales improvement. While we were able to do a commendable job of expense control, our gross profit margins before the reclassification of vendor consideration were below those of the previous year and negatively impacted our earnings picture.”

Mr. Prince added, “As you may recall, in the first quarter of 2003, the Company adopted Financial Accounting Standards Board’s EITF No. 02-16 related to the accounting treatment for cash consideration received from vendors. Under this new method, vendor allowances are generally considered a reduction in the cost of goods sold. As a result of EITF No. 02-16, a non-cash charge of $20 million was recorded as of January 1, 2003, representing the cumulative effect of a change in accounting principle. In addition, in the first quarter of 2002, we completed our impairment testing for goodwill in conjunction with the new provisions introduced in FASB Statement No. 142, resulting in a non-cash charge of $395 million.”

Fourth Quarter 2003

Sales increased 5% to $2.09 billion in the fourth quarter ended December 31, 2003, as compared to $1.99 billion for the same period in 2002. Diluted earnings per share in the fourth quarter were $.50 compared to the prior year of $.52 per share, a decrease of 4%.

(Cont.)

Mr. Prince commented, “For the quarter, revenues in our Automotive Group were up 6%, a strong finish to the year and we were pleased to see the positive impact of our sales initiatives. Motion Industries, our Industrial Group, increased sales by 2% for the fourth quarter, and S. P. Richards, our Office Products Group, had an increase of 4% for the quarter. Sales for EIS, our Electrical Group, were up slightly for the fourth quarter, their first comparative increase in quite some time.”

Mr. Prince concluded, “We are optimistic that the stronger sales trend in the final quarter will carry over into 2004. GPC is in a position of market leadership in all our businesses, but we enter the new year with a determination and explicit plans to reach a higher level of growth.”

Dividends Increased 48 Consecutive Years

Genuine Parts Company also announced an increase of 2% in the regular quarterly cash dividend for 2004. On February 16, 2004, the Board of Directors increased the cash dividend payable to an annual rate of $1.20 per share compared with the previous dividend of $1.18 per share. The quarterly cash dividend of $.30 per share is payable April 1, 2004 to shareholders of record March 5, 2004.

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. EST to discuss the results of the quarter, the year and the future outlook. Interested parties may listen by dialing 877-422-4780, conference ID 5086255. A replay will also be available at 800-642-1687 until 12:00 a.m. EST on March 2, 2004.

Forward Looking Statements

Statements in this release constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that its forward-looking statements involve risks and uncertainties. The Company undertakes no duty to update its forward-looking statements, which reflect the Company’s beliefs, expectations, and plans as of the present. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors include, but are not limited to, changes in general economic conditions, the growth rate of the market for the Company’s products and services, the ability to maintain favorable supplier arrangements and relationships, competitive product and pricing pressures, the effectiveness of the Company’s promotional, marketing and advertising programs, changes in laws and regulations, including changes in accounting and taxation guidance, the uncertainties of litigation, as well as other risks and uncertainties discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S. and Canada through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes product nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S. and Mexico.

(Cont.)

GENUINE PARTS COMPANY and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended Dec. 31,		Year Ended Dec. 31,

	2003	2002	2003	2002

	(Unaudited)
	(in thousands, except per share data)
Net sales	$2,085,260	$1,993,501	$8,449,300	$8,258,927
Cost of goods sold	1,404,316	1,337,317	5,826,684	5,704,749

	680,944	656,184	2,622,616	2,554,178
Selling, administrative & other expenses	547,469	506,222	2,050,873	1,948,442

Income before income taxes and accounting change	133,475	149,962	571,743	605,736
Income taxes	46,738	59,563	218,101	238,236

Net income before cumulative effect of a change in accounting principle	86,737	90,399	353,642	367,500
Cumulative effect of a change in accounting principle (1)	—	—	(19,541)	(395,090)

Net income (loss) after cumulative effect of a change in accounting principle	$86,737	$90,399	$334,101	$(27,590)

Basic Net Income (Loss) per Common Share:
Before cumulative effect of a change in accounting principle	$.50	$.52	$2.03	$2.11
Cumulative effect of a change in accounting principle (1)	—	—	(.11)	(2.27)

Basic net income (loss)	$.50	$.52	$1.92	$(.16)

Diluted Net Income (Loss) per Common Share:
Before cumulative effect of a change in accounting principle	$.50	$.52	$2.03	$2.10
Cumulative effect of a change in accounting principle (1)	—	—	(.12)	(2.26)

Diluted net income (loss)	$.50	$.52	$1.91	$(.16)

Weighted average common shares outstanding	173,994	174,434	173,995	174,369
Dilutive effect of stock options and non-vested restricted stock awards	473	511	485	735

Weighted average common shares outstanding – assuming dilution	174,467	174,945	174,480	175,104

(1)	On January 1, 2003 the Company recorded a non-cash charge related to the capitalization of certain vendor consideration in connection with the new Financial Accounting Standards Board’s EITF No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor”. In addition, on January 1, 2002 the Company recorded a non-cash charge related to goodwill impairment in conjunction with the new Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.

(Cont.)

GENUINE PARTS COMPANY AND SUBSIDIARIES
SEGMENT INFORMATION AND FINANCIAL HIGHLIGHTS

	Three months ended Dec. 31,		Year ended Dec. 31,

	2003	2002	2003	2002

	(Unaudited)
	(In thousands)
Net sales:
Automotive	$1,094,619	$1,032,737	$4,477,508	$4,335,362
Industrial	561,446	551,030	2,253,947	2,246,124
Office Products	362,000	347,529	1,457,149	1,396,453
Electrical/Electronic Materials	74,463	74,117	297,618	315,826
Other (1)	(7,268)	(11,912)	(36,922)	(34,838)

Total net sales	$2,085,260	$1,993,501	$8,449,300	$8,258,927

Operating profit:
Automotive	$72,753	$81,304	$363,022	$381,771
Industrial	40,489	52,041	151,109	178,027
Office Products	40,035	39,819	143,263	140,912
Electrical/Electronic Materials	1,709	1,708	7,112	2,756

Total operating profit	154,986	174,872	664,506	703,466
Interest expense	(11,512)	(11,972)	(51,538)	(59,640)
Other, net	(9,999)	(12,938)	(41,225)	(38,090)

Income before income taxes and accounting changes	$133,475	$149,962	$571,743	$605,736

Capital expenditures	$10,291	$18,252	$73,904	$64,758

Depreciation and amortization	$16,907	$17,154	$69,013	$70,151

Current ratio			3.4/1	3.0/1

Total debt to total capitalization			22.7%	27.1%

(1)	Represents the net effect of discounts, incentives and freight billed reported as a component of net sales.

(Cont.)

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS
	Dec. 31,	Dec. 31,
	2003	2002

	(in thousands)
CURRENT ASSETS
Cash and cash equivalents	$15,393	$19,995
Trade accounts receivable	1,084,874	1,039,843
Inventories	2,140,811	2,144,787
Prepaid and other current accounts	176,548	172,362

TOTAL CURRENT ASSETS	3,417,626	3,376,987
Goodwill and other intangible assets	58,028	58,705
Other assets	297,851	292,312
Total property, plant and equipment, net	342,992	333,051

TOTAL ASSETS	$4,116,497	$4,061,055

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$706,609	$735,183
Current portion long-term debt and other borrowings	52,525	116,905
Income taxes	18,575	21,366
Dividends payable	51,331	50,557
Other current liabilities	187,891	186,919

TOTAL CURRENT LIABILITIES	1,016,931	1,110,930
Long-term debt	625,108	674,796
Deferred income taxes	114,533	97,912
Minority interests in subsidiaries	47,642	47,408
Common stock	174,045	174,381
Retained earnings and other	2,138,238	1,955,628

TOTAL SHAREHOLDERS’ EQUITY	2,312,283	2,130,009

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,116,497	$4,061,055

(Cont.)

GENUINE PARTS COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year
	Ended Dec. 31,

	(in thousands)

	2003	2002

OPERATING ACTIVITIES:
Net income (loss)	$334,101	$(27,590)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Cumulative effect of a change in accounting principle	19,541	395,090
Depreciation and amortization	69,013	70,151
Other	2,565	2,315
Changes in operating assets and liabilities	(23,035)	(167,558)

NET CASH PROVIDED BY OPERATING ACTIVITIES	402,185	272,408
INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(73,904)	(64,758)
Other	(1,371)	4,095

NET CASH USED IN INVESTING ACTIVITIES	(75,275)	(60,663)
FINANCING ACTIVITIES:
Net payments on credit facilities	(112,976)	(101,069)
Stock options exercised	4,601	36,009
Dividends paid	(204,556)	(201,150)
Purchase of stock	(17,709)	(11,615)

NET CASH USED IN FINANCING ACTIVITIES	(330,640)	(277,825)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(872)	305

NET DECREASE IN CASH AND CASH EQUIVALENTS	(4,602)	(65,775)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	19,995	85,770

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$15,393	$19,995

###